Exhibit 10.29#
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this December 6, 2016 (“Effective Date”), by and between Playtika Ltd. (the “Company”), and Eric Rapps (I.D. No. ), an individual residing at (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee agrees to be employed by Company, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder); and

WHEREAS, the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, the parties hereto agree as follows:

1.	Employment; Position
1.1.
The Company desires to employ the Employee and the Employee desires to be employed by the Company, as of (“Commencement Date of Employment”) and until this Agreement shall be terminated in accordance with the provisions of Section 7 below (“Term”).

1.2.
The Employee shall be employed, on a full time basis, in the position of Director of Corporate Development (“Position”). The Employee shall have the authority, functions, duties and responsibilities, as may be stipulated from time to time by the President, Global Development of the Company and/or any other person designated from time to time by the Company (“Direct Supervisor”) and shall report thereto.

	1.3.	The Employee shall perform his duties and obligations hereunder from the Company’s offices or from any other place as shall be instructed, from time to time, by the Direct Supervisor.
1.4.
The Employee is aware and acknowledges that in performing the Employee’s obligations under the Position, the Employee may be required to work at Extra Hours as such term is defined in the Work and Rest Hours Law, 1951 (the “Extra Hours”) and accordingly the Employee undertakes to work Extra Hours pursuant to the provisions of this Agreement. The Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, including Extra Hours, if applicable, in accordance with the Company’s policies and instructions.

2.	Duties and Obligations
The Employee affirms and undertakes, throughout the Term, as follows:
	2.1.	The Employee shall devote the Employee’s entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of the Employee’s duties with the Company.
	2.2.	The Employee shall perform and discharge well and faithfully, with devotion, honesty and fidelity, all of the Employee’s obligations derived from Employee’s Position and from this Agreement.
	2.3.	The Employee shall comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time. The Employee shall travel abroad from time to time if and as may be required pursuant to Employee’s Position.
	2.4.	The Employee shall refrain from being involved in, directly or indirectly, and to inform the Direct Supervisor, immediately and without delay, of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with the Company.
	2.5.	The Employee shall not assume, directly or indirectly, whether with or without consideration, any employment obligations unrelated to the Company and shall not be retained as a consultant or advisor or contractor (whether or not compensated therefor) to any other business other than with the prior written approval of the Company and in accordance with the terms of such approval.

3.	Representations and Warranties
The Employee represents and warrants to the Company as follows:

	3.1.	The Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.
	3.2.	The Employee has the requisite qualifications, experience and knowledge to perform the Employee’s obligations under this Agreement.
	3.3.	The Employee is not involved, directly or indirectly, in any business and/or affairs and/or matters that constitute or may constitute a conflict of interest with Employee’s employment with the Company under this Agreement.

4.	Compensation
	4.1.	Subject to and in pursuance of the Employee’s fulfillment of Employee’s obligations under this Agreement, the Company shall pay Employee a monthly gross salary of NIS 21,600 (the “Basic Salary”).
4.2.
In addition to the Basic Salary, the Employee shall be entitled to a monthly gross global compensation of NIS 5,400, as payment for working at Extra Hours as provided in Section 1.4 above, which reflects full compensation for the amount of up to 15 overtime hours per week (the “Global Compensation”). The Global Compensation has been determined according to an estimation of the scope of work which the Employee shall be required to perform. The Employee hereby especially acknowledge that in any event, he shall not work over 15 overtime hours per week, without explicit prior approval of the Company.

	4.3.	The Global Compensation shall be paid to Employee on a monthly basis, whether or not the Employee has actually performed work during Extra Hours at any specific month. It is hereby agreed and acknowledged that the Global Compensation shall constitute the full consideration to which the Employee shall be entitled for the Employee’s work during Extra Hours as provided in Section 1.4 above. The Employee shall not be entitled to any additional payment and/or other compensation, other than the Global Compensation, for any work performed during Extra Hours as provided above.
	4.4.	Notwithstanding the above, the Employee will report the Company the actual hours of work, as detailed in section 1.4 to this Agreement.
4.5.
The Basic Salary together with the Global Compensation (collectively, the “Salary”) shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

	4.6.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.
	4.7.	Unless otherwise specifically set forth herein, the Salary shall serve as the basis for deductions and contributions to the Pension Insurance Policy (as defined hereinafter) and for the calculation of all social benefits to which Employee is entitled hereunder.
4.8.
An amount equal to 10% of the Salary shall be considered as a special compensation for the obligations not to compete with the Company, as set forth in Exhibit B. For clarification purposes such special consideration is already embedded in the Salary.

	4.9.	The Employee will be eligible to participate in the Company’s bonus plan. The awards under this plan are discretionary and left to the sole judgment of the Company.

5.	Social and Fringe Benefits
	5.1.	Pension Insurance
5.1.1.
The Company shall pay a premium for a Pension Insurance Policy (the “Pension Insurance Policy”) for the Employee, to a Manager’s Insurance policy and/or to a Pension Fund or to a program that combines the two, by the Employee’s choice and subject to the following terms:

5.1.1.1.
The Company shall contribute as premium for a managers’ insurance policy and/or a Pension Fund an aggregate monthly amount equal to 14.58% of the Salary (or the portion of the Salary insured in the manager’s insurance or Pension fund) – 8.33% of the Salary towards severance pay (“Severance Pay Component”) and 6.25% of the Salary towards compensatory payments – “tagmulim” (“Compensatory Payments Component”).

		5.1.1.2.	Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs the Company to deduct from the Employee’s Salary at source, an aggregate monthly amount equal to 5.75% of the Salary.

		5.1.1.3.	The rates of the Compensatory Payments Component (Employee’s and Company’s parts) shall be updated and amended in accordance with the law and the Extension Order regarding enhancement of pension insurance’s premiums, dated 23.5.2016.
		5.1.1.4.	It is hereby clarified that if the Employee chooses a manager’s insurance policy, the Compensatory Payments Component paid by the Company, shall include the payment by the company for purchase of a long term disability insurance at such amount required to enable the payment of at least 75% of the Salary. In any case, the Compensatory Payments Component itself (excluding the disability insurance premium) paid by the Company, shall not be less than 5% of the Salary.
		5.1.1.5.	It is further clarified, that if there is a need to increase the Compensatory Payments Component paid by the Company in order to obtain the disability insurance as set above (beyond the rate stated in section 5.1.1.1 above as will be updated according to section 5.1.1.3 above) the costs for purchasing the disability insurance by the Company, together with the Compensatory Payments Component paid by the Company, shall not, in any case, exceed 7.5% of the Salary.
	5.1.2.	Employee shall bear any and all taxes applicable to Employee and/or the Company in connection with amounts paid by Employee and/or the Company to the Pension Insurance Policy pursuant to this Section 5.1
	5.1.3.	In the event of termination of Employee’s employment under this Agreement for any reason other than a Termination for Cause (as defined below), the Employee shall be entitled to all sums accumulated in the said policies, including the Severance Pay.
5.1.4.
The Company and Employee respectively declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.1998 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of the Severance Payment Law, 1963, attached hereto as Exhibit A. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned Pension Insurance Policy, except in the event of: (i) the Employee withdrawing such sums from the Pension Insurance Policy, other than in the event of death, disability or retirement at, or after, the age of 60; and (ii) in the occurrence of any of the events provided for in Section 16 and 17 of the Severance Payment Law, 1963. It is further agreed that such payment contribution made by the Company towards the Pension Insurance Policy as above mentioned, shall be in place of severance payment due to Employee under any circumstances in which Employee shall be deemed entitled to severance payment subject to the applicable law, including but not limited to the Severance Payment Law, 1963 (so that the provisions of Section 14 to the Severance Pay Law – 1963 shall apply with respect to Employee).

	5.1.5.	The parties agree to implement the Extension Order regarding obligatory pension insurance, dated 3.8.2011. The Company shall inform, in writing, the Pension fund and/or manager’s insurance to which it will contribute the Severance Pay Component that the Severance Pay Component sums shall be in place of severance payment in accordance to section 14 of the Severance Pay Law – 1963, by the terms set in the above mentioned Extension Order.
5.2.	Advanced Study Fund
5.2.1.
Notwithstanding anything herein to the contrary, for the purpose of this Section 5.2, the term “Salary” shall mean that portion of the Salary which does not exceed the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”). For the removal of any doubt, it is hereby agreed that the Advanced Study Fund Ceiling shall serve as the basis for the calculation of deductions and contributions to the Advanced Study Fund.

5.2.2.
Upon completion of 3 months of employment, the Company shall contribute (in a retroactive manner) an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund of Company’s choice (Keren Hishtalmut) (“Advanced Study Fund”).

	5.2.3.	Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs Company to deduct from Employee’s Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.
	5.2.4.	Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund under this Section 5.2.

5.3.
Vacation. Employee shall be entitled to an annual leave of 16 working days per year (or more, if required under applicable Israeli law in effect from time to time, with respect of the period of Employee’s employment with the Company). Each leave shall be coordinated with the Direct Supervisor with adequate regard to the needs of the Company. The Employee shall be entitled to cumulative paid vacations according to the applicable laws. Any leave days remaining unexploited at the end of any 12-month period of employment may be accrued for use during the next succeeding 12-month periods of Employee’s employment thereafter, up to an aggregate of Employee’s annual leave quota for two consecutive 12-month periods (but only if and to the extent permitted by applicable law). In the event that prior to the expiration of a two-year period, the Company may, in its sole discretion, require the Employee to exploit any unexploited leave days exceeding such quota.

	5.4.	Sick Leave; Recreation Pay. Employee shall be entitled to sick leave and to annual recreation pay in accordance with applicable laws and regulations as in effect from time to time.
5.5.
Military Reserve Duty. Employee shall inform the Company of any military reserve duty Employee has been ordered to perform, immediately after Employee has been notified of the same. In the absence of Employee due to military reserve duty, Employee shall be entitled to receive Employee’s Salary, including payments for social benefits and other rights to which Employee is entitled pursuant to this Agreement. Employee undertakes to provide the Company with proper confirmation of active military reserve duty so that Company may collect from the National Insurance Institute all amounts to which Employee is entitled in connection with such service.

	5.6.	Cellular Phone. The Company shall participate in the cellular phone expenses incurred by the Employee up to a limit of 200 NIS per month.
5.7.
Equipment. The Company may, from time to time, provide the Employee with other equipment (the “Equipment”) for the Employee’s use in the course of performing the Employee’s obligations pursuant to the Position, provided that the Company’s procedures in respect thereof are followed. Employee shall bear and pay all (if any) taxes applicable to him in connection with any such Equipment provided. The Employee shall return any such Equipment to the Company’s principal office immediately following the cessation of the Employee’s employment hereunder, and the Employee shall not have any rights of lien, delay or set-off with respect to the Equipment.

5.8.
Transportation Expenses. In addition to the Salary, the Company shall pay the Employee a monthly reimbursement of transportation expenses from Employee’s home to his work and back, in accordance with applicable laws and regulations as in effect from time to time.

5.9.
Expenses Reimbursement. The Company shall reimburse Employee for any out-of-pocket expenses from time to time properly incurred by Employee in direct connection with his employment by the Company (including parking expenses), provided, however, that such expenses have been approved in writing and in advance by the Company. As a condition to such reimbursement, Employee shall provide the Company with the original invoices, receipts and other evidence of expenditures. In addition, the Company shall reimburse Employee for rental expenses in the total amount of up to NIS 5,700 per month, and the Company shall bear the costs of a one-way trip, coach-class air transportation for the Employee from the U.S. to Israel.

6.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement
The Employee shall execute the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B (the “Non-Compete Agreement”).

7.	Termination
7.1.
Either party may, at any time during the Term, provide the other party hereto with a written notice that this Agreement is terminated (the “Termination Notice"). The Termination Notice must be furnished, in writing, to the other party in accordance with the Prior Notice of Termination of Employment by an Employer and by an Employee Law of 2001 (the "Prior Notice Law"; the notice period stipulated in the Prior Notice Law shall be referred to as the "Notice Period"). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

	7.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:
		7.2.1.	During the Notice Period, the Employee shall be obligated to continue to discharge and perform all of Employee’s duties and obligations with the Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by the Company of all matters handled by Employee during the course of Employee’s employment with the Company.

		7.2.2.	Notwithstanding the provisions of Section 7.2.1 above to the contrary, by notifying Employee concurrently with or at any time after a Termination Notice is delivered by either party hereto, the Company shall be entitled to either: (i) waive any and/or all of Employee’s services with the Company during the Notice Period or any part thereof or; (ii) terminate the employer-employee relationship prior to the completion of the Notice Period; provided that in any such event, the Company shall pay Employee for the aforesaid Notice Period or any part thereof, a sum equal to the compensatory payment required under applicable laws and in accordance with the Prior Notice Law.
By the end of the Notice Period or the termination of the employer-employee relationship, whichever comes first, or in the event the Company has waived Employee’s services during the Notice Period, then upon the furnishing of a notice to Employee to that effect, Employee shall return to the Company any equipment provided to him by the Company.
	7.3.		Notwithstanding the provisions of Sections 7.1 and 7.2.2. above, the Company, by furnishing a notice to Employee, shall be entitled to terminate Employee’s employment with the Company with immediate effect in the event that said termination is Termination for Cause (as defined below). In the event of such Termination of Cause, then without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to any of the consideration specified in Section 7.2 above and any and all options granted to the Employee (if any), whether or not such options are vested, shall immediate expire.
7.4.
As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a criminal offense; (ii) Employee is in breach of Employee’s duties of trust or loyalty to the Company; (iii) any material breach of this Agreement which has not been cured by Employee within fifteen (15) days after his receipt of notice from the Company containing a description of such breach, (iv) Employee deliberately causes harm to the Company’s business affairs; (v) Employee breaches any of the provisions of the Non-compete Agreement; and/or (vi) circumstances that constitute “cause” or do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

	7.5.		Without derogating from the Company’s rights pursuant to any applicable law, in the event that Employee shall terminate Employee’s employment with the Company with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset the amount of compensatory payment to which Employee would otherwise have been entitled under the Prior Notice Law or any part thereof, as the case may be, from any other payments payable to Employee.
	7.6.		Upon termination of Employee’s employment with the Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Employee at such time, Employee affirms and undertakes to transfer Employee’s Position to its replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill Employee’s obligations under this Agreement.

8.	General Provisions
	8.1.		Employee may not assign or transfer any right, claim or obligation provided herein.
	8.2.		Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee’s employment with the Company, other than as provided herein.
	8.3.		The Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with Employee’s employment with the Company.
	8.4.		The Company shall be entitled to assign or transfer any right, claim or obligation provided herein.
	8.5.		The Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Employee at such time; and for that purpose Employee hereby irrevocably authorizes and instructs the Company to offset from any amounts which may be due or owing to Employee from the Company, all amounts to which the Company shall be entitled from Employee at any time.
	8.6.		The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement, including those which were previously not enforced.
	8.7.		This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties, or their duly authorized representatives.

8.8.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the city of Tel Aviv in any dispute related to this Agreement.
8.9.	This Agreement and the Non-Compete Agreement constitute the entire agreement of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements and understandings between the parties with respect thereto.
8.10.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.
8.11.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.
8.12.	The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Employee Law (Terms of Employment), 2002.

THE EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT AND ITS EXHIBITS TO ANY OTHER LANGUAGE. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first set forth above.

COMPANY:
PLAYTIKA LTD.

By: /s/ Arik Sandler
Name:
Title:

EMPLOYEE:

/s/ Eric Rapps
Eric Rapps

Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -
	(a)	To the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;
	(b)	To the Insurance Fund are not less than one of the following:

(2)
131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(3)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(4)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between employer and the employee in which -
	(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;
	(b)	The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(5)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Exhibit B

CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT

This Confidentiality and Inventions Agreement (the “Agreement”) is entered into this December 6, 2016 by and between Playtika Ltd. (the “Company”) and Eric Rapps (the “Employee”). This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings concerning the subject matter hereof. In consideration of employment by the Company of Employee, which Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Company and Employee agree as follows:

1.	Proprietary Information and Confidentiality
1.1.
Employee is aware that in the course of Employee’s employment with Company and/or in direct connection therewith Employee may have access to, and be entrusted with, technical, proprietary, sales, legal and financial data and information in direct connection with the affairs and business of Company, its affiliates, customers and suppliers, and including information received by Company from any third party subject to obligations of confidentiality towards said third party, all of which such data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, trade names (registered or not), processes, patents improvements, ideas, inventions (whether reduced to practice or not), techniques, products, technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer and/or suppliers lists and/or relations, research and development activities, formulas, data, know-how, designs, discoveries, models, vendors, computer hardware and computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Company, drawings, operating procedures, pricing methods, marketing strategies, future plans, dealings and transactions, except for such information which, on the date of disclosure is, or thereafter becomes, available in the public domain through no fault on the part of Employee. For the avoidance of any doubt. Employee may not use Company’s name or trademarks in any activity not made by or for the Company.

	1.2.	Employee agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the property of Company and its assigns on sole and exclusive basis. All business records, papers and documents however documented, kept or made by Employee relating to the business and affairs of Company shall be and remain the property of Company.
1.3.
Employee further recognizes and acknowledges that such Proprietary Information is a valuable and unique asset of Company’s business and affairs, and that its use or disclosure other than in accordance with the provisions of the employment agreement between Employee and the Company (the “Employment Agreement”), would cause Company substantial loss and damages. Accordingly, Employee undertakes and agrees that, at all times, during the term of Employee’s employment with the Company (the “Term”) and upon its expiration thereafter, Employee shall keep in confidence and trust all Proprietary Information, and any part thereof, and shall not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Employee’s duties pertaining to Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

	1.4.	Without derogating from the generality of the foregoing, Employee agrees as follows:
		1.4.1.	Not to copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any party thereof, without the prior written consent of Company, except as may be necessary in the performance of employee’s duties pertaining to Company;
		1.4.2.	To exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and to take all reasonable steps necessary to ensure the maintaining of confidentiality;
		1.4.3.	Not to enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of Employee’s duties pertaining to Company;

		1.4.4.	Upon termination of Employee’s employment, and/or as otherwise requested by Company, to promptly deliver to Company all Proprietary Information and any and all copies thereof, in whatever form, that had been furnished to Employee, prepared thereby and/or came to Employee’s possession in any manner whatsoever, during and in the course of his/her employment with Company, and shall not retain and/or make copies thereof in whatever form.
		1.4.5.	To compensate, reimburse and indemnify the Company and/or any third party, including without limitation, Company’s clients, for any damage, expense and/or payment incurred by them or demanded of them in consequence of a breach of Employee’s aforementioned undertakings.
1.5.
“Company” in this Section 6 and in Sections 2 and 3 below shall also mean the Company and any other legal entity, which directly or indirectly, controls the Company, is controlled by the Company and/or is under common control with the Company. It is clarified that the above definition shall not be construed as creating employee-employer relationship between the Employee and any other entity other than the Company as defined in the preamble to this Agreement.

2.	Inventions
2.1.
Employee agrees to promptly and from time to time fully inform and disclose to the Company all derivatives, inventions, designs, improvements and discoveries which Employee now has or may hereafter make and/or conceive during the Term which pertain to or relate to the Company and its business or to any experimental and/or developmental work performed by the Company and/or to the Company’s Proprietary Information, whether conceived by Employee alone or with others and whether or not conceived during regular working hours or prior to or after the date of this Agreement (“Inventions”).

2.2.
All Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and Employee shall not be entitled to, and hereby waives now and/or in the future, any claim, right, compensation and/or reward in connection therewith, including any right for royalties in Service Inventions, as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”), in accordance with the Patent Law, other than as specifically set forth in this Agreement. This clause constitutes an express agreement between Employee and the Company for the purposes of Section 134 of the Patent Law.

	2.3.	In the event that by operation of law, any Invention shall be deemed Employee’s, the Employee hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to the Company and/or its designee any and all of his foregoing rights, titles and interests, on a worldwide basis, and hereby further acknowledges and shall in the future acknowledge the Company’s full and exclusive ownership in all such Inventions. Employee shall, prior to or following termination of this Agreement, execute all documents and take all steps necessary to effectuate the assignment to the Company or its designee(s) and/or to assist the Company to obtain and/or perfect the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party.
	2.4.	Without derogating from the generality of the foregoing, the provisions of this Section 2 shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

3.	Non-Competition and Non-Solicitation
	3.1.	Employee hereby covenants to the Company that throughout the Term and thereafter for a period of six (6) months following the effective date of termination of Employee’s employment howsoever arising, Employee shall not:
		3.1.1.	Engage, directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any activity competing with the actual and/or planned activities of the Company and its affiliates, as same have existed and shall exist from time to time during the Term and as shall exist at the effective date of termination of Employee’s employment with the Company.
		3.1.2.	Accept any position, whether as employee, consultant or otherwise with, or hold any interest in, any corporate body that competes with the actual and/or planned activities of the Company as same shall exist at the termination of his employment under this Agreement; provided, however, that nothing stated herein shall preclude Employee from owning a stock interest not greater than 5% in any publicly traded corporation.

		3.1.3.	Whether on Employee’s own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from the Company and/or any of its affiliates, any person, firm or company with whom the Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or within the twelve (12) months prior to, the effective date of termination of Employee’s employment with the Company.
	3.2.	Employee acknowledges that the restrictions set forth in this Section 3 are fair and reasonable, and are essential for protection of the Company’s business, the Company’s proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged. Employee further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of Employee’s usage of the Company resources during Employee’s employment hereunder.
	3.3.	Employee is aware of and acknowledges that Employee’s obligations under Section 3.1 are derived from Employee’s access to the Company’s Propriety Information and confidential information and that a portion of the salary paid to the Employee pursuant to the Employment Agreement constitutes a special consideration given to Employee in return for the aforesaid undertakings.
	3.4.	If any one or more of the terms contained in this Section 3 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

4.	Third Party Information
	4.1.	The Employee represents and undertakes that he will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.
	4.2	The Employee recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee undertakes to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out his services for the Company, consistent with the Company’s agreement with such third party.

5.
Modification and Waiver. This Agreement may not be modified or amended or terminated except by an instrument in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6
Governing Law; Jurisdiction. This Agreement and its validity, interpretation, performance and enforcement will be governed by the laws of the State of Israel, without regard to conflicts of laws principles. All judicial proceedings with respect to this Agreement or any transactions contemplated hereby or thereby shall be brought exclusively in any court of competent jurisdiction in the city of Tel-Aviv Jaffa.

7
Binding Effect. This Agreement will be binding, upon and inure to the benefit of Employee, the Company, and their respective successors and permitted assigns; provided, however, that Employee may not assign this Agreement or any part hereof.

8	Survival. The provisions of Section 1, 2 and 3 hereto shall survive termination of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement, as of the date written below.

/s/ Eric Rapps	/s/ Arik Sandler
Employee	Playtika Ltd.